THIS SENIOR SECURED CONVERTIBLE PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OF THE SECURITIES LAWS OF ANY STATE. NO SALE OR DISPOSITION MAY BE EFFECTED EXCEPT IN COMPLIANCE WITH RULE 144 UNDER THE ACT OR AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN APPLICABLE EXEMPTION THEREFROM.

SENIOR SECURED CONVERTIBLE PROMISSORY NOTE

$889,833.00	September 30, 2013

For value received, Prime Acquisition Corp., a Cayman Islands company (“Company”), hereby promises to pay to the order of Chardan Capital Markets, LLC, a New York limited liability company or its assignee or transferee (“Purchaser”), the principal sum of EIGHT HUNDRED EIGHTY NINE THOUSAND EIGHT HUNDRED THIRTY THREE DOLLARS ($889,833.00) with interest on the outstanding principal amount at the rate of five percent (5.0%) per annum, compounded annually based on a 365-day year, on December 31, 2013 (the “Maturity Date”). Interest shall commence with the date hereof and shall continue on the outstanding principal until paid in full. This note is being issued in lieu of the payment of $889,833.00 of the amount to be paid to Chardan Capital Market, LLC pursuant to Section 1.5 of that certain Underwriting Agreement dated March 24, 2011.

1.                  Pre-Payment.

1.1              Optional Pre-Payment. This note may be pre-paid in whole or in part at any time prior to the Maturity Date without penalty.

1.2              Mandatory Pre-Payment. If, at any time prior to the Maturity Date, the Company issues and sells securities or enters into a joint venture transaction pursuant to which cash is made available to the Company and this note has not been paid in full, then the outstanding principal balance of this Note and all accrued but unpaid interest thereon shall become immediately due and payable to the Purchaser.

2.                  Conversion Rights. If this note has not been paid in full within five business days after the Maturity Date, the Purchaser has the right, but not the obligation, to convert this note into fully paid and non-assessable ordinary shares of the Company (“Conversion Shares”). The number of Conversion Shares to be received by any Purchaser in connection with such conversion shall be an amount determined by dividing (x) the sum of the outstanding principal amount and/or accrued interest payable to such Purchaser by (y) $9.10 (the “Conversion Price”). The Purchaser shall have the right, but not the obligation, to convert all, but not part, of the issued and outstanding principal amount and accrued interest into Conversion Shares at the Conversion Price.

2.1              Fractional Shares. No fractional shares of Company’s capital stock will be issued upon conversion of this note. In lieu of any fractional share to which Purchaser would otherwise be entitled, Company will pay to Purchaser in cash the amount of the unconverted principal and interest balance of this note that would otherwise be converted into such fractional share.

2.2              Effect of Conversion. Upon conversion of this note pursuant to this Section 2, Purchaser shall surrender this note, duly endorsed, at the principal offices of Company. This note will be deemed converted on the date the Purchaser delivers this note and a conversion notice to the Company. Prior to any conversion of this note pursuant to Section 2.1, Purchaser shall execute and deliver to Company a purchase agreement reasonably acceptable to Company containing customary representations and warranties and transfer restrictions. At its expense, the Company will, as soon as practicable thereafter, issue and deliver to Purchaser, at Purchaser’s address set forth on the signature page hereto or such other address requested by Purchaser, a certificate or certificates for the number of Conversion Shares to which Purchaser is entitled upon such conversion (bearing such legends as are customary pursuant to applicable state and federal securities laws) and any other securities and property to which Purchaser is entitled upon such conversion under the terms of this note, including a check payable to Purchaser for any cash amounts payable as a result of any fractional shares as described herein.

2.3              Adjustment Provisions. The Conversion Price and number of Conversion Shares to be issued upon conversion determined pursuant to this note shall be subject to adjustment from time to time upon the occurrence of certain events during the period that this conversion right remains outstanding, as follows:

(a)                Reclassification. If the Company at any time shall, by reclassification or otherwise, change its ordinary shares into the same or a different number of securities of any class or classes, this note, as to the unpaid principal amount and accrued interest thereon, shall thereafter be deemed to evidence the right to purchase an adjusted number of such securities and kind of securities as would have been issuable as the result of such change with respect to the ordinary shares (i) immediately prior to or (ii) immediately after, such reclassification or other change, at the sole election of the Purchaser.

(b)               Stock Splits, Combinations and Dividends. If the Company’s ordinary shares are subdivided or combined into a greater or smaller number of shares of shares, or if a dividend is paid on the Company’s ordinary shares in additional ordinary shares, the Conversion Price shall be proportionately reduced in case of subdivision of shares or stock dividend or proportionately increased in the case of combination of shares, in each such case by the ratio which the total number of shares of ordinary shares outstanding immediately after such event bears to the total number of shares of ordinary shares outstanding immediately prior to such event.

3.                  Default Remedies

3.1                Events of Default. Each of the following shall constitute an event of default (each, an “Event of Default”) under this Note:

(a)                The Company shall fail to pay (i) when due any principal or interest payment or (ii) any other payment required under the terms of this note on the date due, and, in each case, such payment shall not have been made within five business days of the applicable due date;

2

(b)               The Company does not enter in a security agreement in favor of the Purchaser will respect to all of its assets by November 30, 2013;

(c)                The Company files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any general assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing;

(d)               An involuntary petition is filed against the Company (unless such petition is dismissed or discharged within thirty (30) days) under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of the Company; or

(e)                The Company’s shareholders or board of directors affirmatively vote to liquidate, dissolve, or wind up the Company or the Company otherwise ceases to early on its ongoing business operations.

3.2              Following the occurrence and during the continuance of an Event of Default, the Company shall pay additional interest on the outstanding principal balance of this note in an amount equal to ten percent (10%) per annum, and all outstanding obligations under this note, including unpaid interest, shall continue to accrue interest at such additional interest rate from the date of such Event of Default until the date such Event of Default is cured or waived.

4.                  Waiver; Payment Of Fees And Expenses. Company waives presentment and demand for payment, notice of dishonor, protest and notice of protest of this note, and shall pay all costs of collection when incurred, including, without limitation, reasonable attorneys’ fees, costs and other expenses. The right to plead any and all statutes of limitations as a defense to any demands hereunder is hereby waived to the full extent permitted by law. No delay by Purchaser shall constitute a waiver, election or acquiescence by it.

5.                  Cumulative Remedies. Purchaser shall have all other rights and remedies not inconsistent herewith as provided under the UCC, by law or in equity. No exercise by Purchaser of one right or remedy shall be deemed an election, and no waiver by Purchaser of any Event of Default shall be deemed a continuing waiver of such Event of Default or the waiver of any other Event of Default.

6.                  Miscellaneous

6.1              Governing Law. THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. THE COMPANY HEREBY CONSENTS AND AGREES THAT THE STATE AND/OR FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THE COMPANY, ON THE ONE HAND, AND THE HOLDER AND/OR ANY OTHER CREDITOR PARTY, ON THE OTHER HAND, PERTAINING TO THIS NOTE OR ANY OF THE OTHER RELATED AGREEMENTS OR TO ANY MATTER ARISING OUT OF OR RELATED TO THIS NOTE OR ANY OF THE RELATED AGREEMENTS; PROVIDED, THAT THE COMPANY ACKNOWLEDGES THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF THE COUNTY OF NEW YORK, STATE OF NEW YORK. THE COMPANY EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND THE COMPANY HEREBY WAIVES ANY OBJECTION WHICH IT MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS.

3

6.2              Successors and Assigns; Assignment. The terms and conditions of this note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Company may not assign this note or delegate any of its obligations hereunder without the written consent of the Purchaser. Purchaser may assign this Note and its rights hereunder at any time without consent of Company.

6.3              Titles and Subtitles. The titles and subtitles used in this note are used for convenience only and are not to be considered in construing or interpreting the note.

6.4              Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, (c) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent, as applicable, to the Company at its principal office and to the Purchaser at the address set forth on the signature page hereto, or at such other address as the Company or the Purchaser may designate by ten (10) days advance written notice to the other party hereto.

6.5              Amendment; Modification; Waiver. This Note may be amended, modified or terminated and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by the Company and the Purchaser. No waivers of or exceptions to any term, condition or provision of this Note, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

6.6              Usury. In the event any interest is paid on this Note which is deemed to be in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of this Note.

6.7              Counterparts. This note may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.8              Further Assurances. The Company shall execute, acknowledge where appropriate, and deliver from time to time promptly at the request of the Purchaser all such instruments and documents as are reasonably necessary or desirable to carry out the intent and purposes of this note.

4

6.9              Loss, Etc., of Note. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this note, and of indemnity reasonably satisfactory to the Company if lost, stolen or destroyed, and upon surrender and cancellation of this note if mutilated, and upon reimbursement of the Company’s reasonable incidental expenses, the Company shall execute and deliver to the Purchaser a new note of like date, tenor and denomination.

6.10          Entire Agreement. The terms and provisions of this note supersede all written and oral agreements and representations made by or on behalf of the Company. This note contains the entire agreement of the parties with respect to the subject matter hereof.

[SIGNATURE PAGE TO FOLLOW]

5

IN WITNESS WHEREOF, the parties hereto have executed this Senior Secured Convertible Promissory Note as of the day and year first written above.

PRIME ACQUISITION CORP.

By: /s/
Name:
Title:

AGREED TO AND ACCEPTED:

CHARDAN CAPITAL MARKETS, LLC

By: /s/ Kerry Propper
Name: Kerry Propper
Title: CEO

Address:

17 State St. Ste. 1600

New York, NY 10004

[Signature Page to Senior Secured Convertible Promissory Note]

6